Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Share Dealings

October 24, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that Flemming Ornskov, MD, Chief Executive Officer of the Company, acquired 15,500 ordinary shares of 5 pence each in the Company (“Shares”) today at an average price of £40.42 per share. The transaction took place on the London Stock Exchange.

Following the above transaction, Dr Ornskov holds 37,500 Shares. He also holds awards of Stock Appreciation Rights, Performance Shares and Deferred Shares over 187,401 ADSs. One ADS is equal to three Shares.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Stephanie Fagan	sfagan@shire.com	+1 781 482 0460
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS
Shire enables people with life-altering conditions to lead better lives.
Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.
We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.
www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX